UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 11, 2019 bluebird bio, Inc.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	001-35966	13-3680878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Binney Street, Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (339) 499-9300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2019, bluebird bio, Inc. (“Bluebird”) announced the appointment of William D. “Chip” Baird, III as Chief Financial Officer, effective February 11, 2019.

Prior to joining Bluebird, Mr. Baird, 47, has served as Chief Financial Officer of Amicus Therapeutics, Inc. (“Amicus”) since April 2012 until December 2018. From April 2005 until April 2012, Mr. Baird served as Chief Financial Officer of PTC Therapeutics, Inc. (“PTC”). Before that, Mr. Baird held various positions of increasing responsibility with PTC from 2002 to 2005. Mr. Baird previously worked in the life science practice at L.E.K. Consulting, a strategy consulting firm, from 1999 to 2002, and at First Union National Bank as a corporate underwriter from 1994 to 1997. Since June 2018, Mr. Baird has served on the Board of Directors of Axcella Health, a biotechnology company. Mr. Baird received a B.S. from Georgetown University’s Edmund A. Walsh School of Foreign Service, and an M.B.A. from The Wharton School of the University of Pennsylvania.

There are no family relationships between Mr. Baird and any director, executive officer or person nominated or chosen by Bluebird to become a director or executive officer of Bluebird within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of Bluebird’s last fiscal year, Bluebird has not engaged in any transaction in which Mr. Baird had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

In connection with his employment with Bluebird, pursuant to the terms of an employment agreement (the “Employment Agreement”), dated December 18, 2018, Mr. Baird will receive an initial annual base salary of $450,000. Mr. Baird will also be eligible for an annual bonus that targets forty-five percent of his annualized base salary based upon achievement of certain individual performance goals and company performance goals established by Bluebird. Achievement of the goals will be determined in the sole discretion of the compensation committee of the compensation committee of Bluebird’s board of directors. Bluebird will grant Mr. Baird an incentive stock option for the purchase of 60,000 shares of Bluebird’s common stock, $0.01 par value per share (the “Common Stock”), at a purchase price per share equal to the closing price per share of the Common Stock on the NASDAQ Global Select Market on March 1, 2019. Mr. Baird will also be granted 15,000 restricted stock units, vesting over four years.  In the event that he is terminated without Cause (as defined in the Employment Agreement) or resigns for Good Reason (as defined in the Employment Agreement) prior to a Change in Control (as defined in the Employment Agreement), Mr. Baird will be entitled to severance in the form of salary continuation for twelve months at his then-current base salary and will also be eligible for the continuation of Bluebird-subsidized medical and dental benefits for up to twelve months. In the event that he is terminated without Cause or resigns for Good Reason within one year following a Change of Control, Mr. Baird will be entitled to severance payable in a lump sum equal to twelve months of his then-current base salary, his target annual incentive compensation, the continuation of Bluebird-subsidized medical and dental benefits for up to twelve months, and the acceleration of vesting of 100% of his outstanding unvested equity awards. Mr. Baird will also be eligible for all other compensation and benefit plans available to Bluebird’s employees. In addition, pursuant to the terms of the Employment Agreement, Bluebird shall pay for the cost of temporary living arrangements for a period of up to three years prior to Mr. Baird’s permanent relocation to the Cambridge, MA area.

The foregoing summary of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

In connection with Mr. Baird’s appointment as Chief Financial Officer, Jeffrey Walsh, Bluebird’s Chief Financial and Strategy Officer resigned from the duties being transitioned to the Chief Financial Officer, effective February 11, 2019, and will continue to serve as Bluebird’s Chief Strategy Officer. Also in connection with the transition of roles and effective March 5, 2019, Mr. Walsh will resign from the position of Principal Financial Officer, and Mr. Baird will be appointed Principal Financial Officer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated December 18, 2018, by and between Bluebird and William (“Chip”) Baird.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2019	bluebird bio, Inc.
	By:	/s/ Jason F. Cole
Jason F. Cole
Chief Operating and Legal Officer